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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the references to us under the headings "Financial Highlights" and "Other Information - Reports" in each of the Prospectuses constituting parts of this Post-Effective Amendment No. 40 to the Registration Statement on Form N-1A (the "Registration Statement") of the MAS Funds.


PRICE WATERHOUSE LLP
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Price Waterhouse LLP
Boston, Massachusetts
November 27, 1995